Exhibit 99.2

ALGECO US HOLDINGS

Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm

To the sole Member of Algeco US Holdings LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Algeco US Holdings LLC (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income, changes in member’s equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Baltimore, Maryland

November 13, 2018

Algeco US Holdings LLC

Consolidated Balance Sheets

($ in thousands)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$12,533	$3,810
Accounts receivable, less allowance for doubtful accounts of $137 and $781, respectively	18,090	9,839
Notes due from affiliates	—	116,394
Prepaid expenses and other assets	4,823	2,348
Notes due from officers	625	—
Total current assets	36,071	132,391
Specialty rental assets, net	193,786	189,619
Other property and equipment, net	5,603	4,288
Goodwill	8,065	—
Other intangible assets, net	38,334	28,523
Deferred tax asset	23,233	34,192
Notes due from affiliates	55,742	32,735
Other non-current assets	—	2,528
Notes due from officers	2,291	—
Total assets	$363,125	$424,276

Liabilities
Current liabilities:
Accounts payable	$4,718	$2,641
Accrued liabilities	18,779	6,268
Deferred revenue and customer deposits	20,188	19,282
Current portion of long-term debt	15,260	10,262
Note due to affiliates	13,500	1,992
Total current liabilities	72,445	40,445
Other liabilities
Long-term debt	2,793	17,591
Note due to affiliate	221,000	—
Deferred revenue and customer deposits	37,559	53,753
Asset retirement obligation	1,903	1,763
Other non-current liabilities	2,521	150
Total liabilities	338,221	113,702

Commitments and Contingencies (Note 15)
Member’s equity:
Member’s equity (deficit)	(12,606)	274,663
Accumulated other comprehensive loss	(1,622)	(2,240)
Accumulated earnings	39,132	38,151
Total member’s equity	24,904	310,574
Total liabilities and member’s equity	$363,125	$424,276

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Consolidated Statements of Comprehensive Income

($ in thousands)

	For the years ended December 31,
	2017	2016
Revenue:
Services income	$75,422	$69,510
Specialty rental income	58,813	79,957
Total revenue	134,235	149,467

Costs:
Services	46,630	42,245
Specialty rental	10,095	9,785
Depreciation of specialty rental assets	24,464	36,300
Gross Profit	53,046	61,137
Selling, general, and administrative	24,337	15,793
Other depreciation and amortization	5,681	5,029
Restructuring costs	2,180	—
Currency (gain), net	(91)	—
Other income (net)	(519)	(392)
Operating income	21,458	40,707
Interest income, net	5,107	3,512
Income before income tax	26,565	44,219
Income tax expense	(25,584)	(17,310)
Net income	981	26,909
Other comprehensive income
Foreign currency translation gains	618	205
Comprehensive income	$1,599	$27,114

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Consolidated Statements of Changes in Member’s Equity

($ in thousands)

	Member’s Equity (deficit)	Accumulated Other Comprehensive Loss	Accumulated Earnings	Total
Balance at December 31, 2015	$263,971	$(2,445)	$11,242	$272,768
Net income	—	—	26,909	26,909
Net contribution from affiliate	10,692	—	—	10,692
Cumulative translation adjustment	—	205	—	205
Balance at December 31, 2016	$274,663	$(2,240)	$38,151	$310,574
Net income	—	—	981	981
Net distribution upon Restructuring	(101,047)	—	—	(101,047)
Net distribution to affiliate	(186,222)	—	—	(186,222)
Cumulative translation adjustment	—	618	—	618
Balance at December 31, 2017	$(12,606)	$(1,622)	$39,132	$24,904

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Consolidated Statements of Cash Flows

($ in thousands)

	For the years ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$981	$26,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,244	37,115
Amortization of intangible assets	4,902	4,074
Accretion of asset retirement obligation	140	140
Officer loan compensation expense	625	—
Gain on sale of specialty rental assets and other property, plant and equipment	(31)	(394)
Deferred income tax benefit	21,878	8,015
Bad debt expense	426	826
Changes in operating assets and liabilities (net of business acquired)
Accounts receivable	(6,877)	(4,457)
Prepaid expenses and other assets	(2,385)	1,607
Accounts payable and other accrued liabilities	6,600	(9,960)
Deferred revenue and customer deposits	(15,288)	(19,147)
Other Non-current assets and liabilities	4,559	—
Net cash provided by operating activities	40,774	44,728
Cash flows from investing activities:
Proceeds from sale of specialty rental assets	1,562	—
Purchase of specialty rental assets	(15,315)	(5,102)
Purchase of property, plant and equipment	(899)	(23)
Purchase of business, net of cash acquired	(36,538)	—
Advances to affiliates	(79,056)	—
Net cash used in investing activities	(130,246)	(5,125)
Cash flows from financing activities:
Receipts from borrowings	1,994	9,859
Proceeds from notes with affiliate	13,500	(53,592)
Contributions from affiliates	125,593	10,682
Cash paid for acquisition of Target	(5,640)	—
Distributions to affiliate	(23,561)	—
Principal payments on finance and capital lease obligations	(13,827)	(6,891)
Net cash provided by (used in) financing activities	98,059	(39,942)
Effect of exchange rate changes on cash and cash equivalents	136	(12)
Net increase (decrease) in cash and cash equivalents	8,723	(351)
Cash and cash equivalents—beginning of year	3,810	4,161
Cash and cash equivalents—end of year	$12,533	$3,810
Supplemental Cash Flow Information
Interest received, net of interest paid	$955	$1,993
Income taxes paid, net of refunds received	$620	$530
Non-cash investing and financing activity:
Non-cash distribution to affiliate—affiliate note payable incurred for Target acquisition	$(221,000)	$—
Non-cash distribution to affiliate—liability transfer from affiliate, net	$(9,257)
Non-cash distribution to affiliates—forgiveness of related party receivables and payables, net	$(171,747)	$—
Non-cash change in accrued capital expenditures	$440	$667

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Algeco US Holdings LLC (Holdings or the Company), a single member limited liability company incorporated under the laws of Delaware, owns 100% of Target Logistics Management, LLC (Target). Holdings is owned by Algeco Scotsman Global S.a r.l. (ASG), which is ultimately owned by a group of investment funds managed by TDR Capital LLP (TDR). Target was acquired by a subsidiary of ASG, Williams Scotsman International Inc. (WSII), in February 2013.

Holdings was formed in September 2017 and acts as a holding company that includes the ASG US corporate employees and certain related administrative costs. Holdings does not have any significant operating activity outside of Target. The Company receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Certain cost allocations are made to Holdings from its ultimate parent, related to payroll, taxes, and certain operating expenses.

Founded in 2006, Target is one of the largest suppliers of specialty rental with vertically integrated hospitality services and housing solutions in North America. The Company is organized as a single-member limited liability company incorporated under the laws of Massachusetts, and is considered a disregarded entity for income tax purposes. The Company, through its operating subsidiaries, provides temporary living accommodations, and comprehensive lodge services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce lodge management, and laundry service. The Company serves clients in oil, gas, mining, alternative energy, government and immigrations categories principally located in the West Texas, South Texas, and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.

Prior to November 28, 2017, WSII held 100 percent of Target. WSII also held, through its wholly-owned US and foreign subsidiaries, 100% of all issued and outstanding shares of Chard Camp Catering Services Ltd (Chard), a limited liability company organized under the laws of Canada.

Common Control Transaction

On November 28, 2017, in a restructuring transaction (Restructuring) amongst entities under common control of TDR and ASG, ASG conducted a carve-out transaction of Target and Chard’s net assets from WSII and Chard became a wholly-owned subsidiary of Target. Effective December 22, 2017 Holdings acquired Target and Chard in exchange for cash of $5.6 million and an intercompany loan of $221 million. As part of the Restructuring, certain notes and intercompany balances among WSII, Target, Chard and other ASG entities were offset and extinguished. As this carve-out transaction was among entities under common control, the transaction did not result in a change in control and therefore did not meet the definition of a business combination in accordance with Accounting Standard Codification (ASC) 805, Business Combinations. Accordingly, the net assets have been recorded at historical cost basis and any gain or loss on extinguishment of the notes and intercompany accounts have been recorded as contributions and distributions in member’s equity. Additionally, because the acquisition of Target by Holdings is a common control transaction, the prior period financial statements have been retrospectively adjusted to reflect the transaction as if it occurred at the beginning of the period presented. Because Target was owned by ASG prior to Holdings’ formation,

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

the historical operations of Target are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Target prior to the Restructuring; (ii) the combined results of Target and Holdings following the Restructuring on November 28, 2017; (iii) the assets and liabilities of Target at their historical cost; and (iv) Holdings’ equity structure since the date of its formation.

Basis of Presentation

The accompanying consolidated financial statements represent the financial position and results of operations of entities to be held by the Company on a stand-alone basis that have historically been under common control of ASG. The consolidated financial statements were prepared on a carve-out basis and reflect significant assumptions and allocations. The consolidated financial statements reflect the Company’s historical financial position, results of operations and cash flows, in conformity with U.S. generally accepted accounting principles (U.S. GAAP).

The accompanying consolidated financial statements were prepared from the separate records maintained by ASG and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity.

The consolidated statements of comprehensive income include allocations of corporate general and administrative expenses from ASG on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated sales and certain tangible assets. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding the allocation of general corporate expenses, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its consolidated results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Company been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Company been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Company might have performed directly or outsourced and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. Due to the Restructuring previously discussed, there are approximately $9.3 million of additional expenses related to the activity of Holdings included in the consolidated statements of comprehensive income for the year ended December 31, 2017, which were not included for the year ended December 31, 2016 as Holdings did not exist in 2016. Approximately $8.8 million of these expenses are reported in selling, general and administrative expenses for the year ended December 31, 2017.

Earnings per share is not presented in the accompanying notes as the Company is a single member LLC.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

Principles of Consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. The Company regularly evaluates its involvement with variable interest entities to determine whether it has a variable interest and is the primary beneficiary of such entities. When these criteria are met, the Company is required to consolidate the variable interest entity. All intercompany balances and transactions are eliminated.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Receivables and Allowances for Doubtful Accounts

Receivables primarily consist of amounts due from customers from the delivery of specialty rental services. The trade accounts receivable is recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible. Activity in the allowance for doubtful accounts was as follows:

	Year Ended December 31,
	2017	2016
Balance at Beginning of Year	$781	48
Net charges to bad debt expense	426	826
Write-offs	(1,070)	(93)
Balance at End of Year	$137	$781

Prepaid Expenses and Other Assets

Prepaid expenses of approximately $4.8 million at December 31, 2017, primarily consist of insurance, taxes and licenses of $1.6 million. Prepaid insurance, taxes and licenses are amortized over the related term, of the respective agreements. Other assets of approximately $2.2 million at

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

December 31, 2017 consist of insurance proceeds receivable of $1.8 million, with $0.4 million of hospitality inventory. Inventory primarily consists of food and beverages, is accounted for by first-in, first-out method.

Concentrations of Credit Risk

In the normal course of business, the Company grants credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Company’s revenues or accounts receivable. The Company had two customers representing 50.5% and 11.8%, respectively, of total revenues for the year ended December 31, 2017. The largest customer, accounts for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables at December 31, 2017.

For the year ended December 31, 2016, the Company had one customer representing approximately 68.3% of total revenues for the year ended December 31, 2016. This customer also accounts for 57.3% of accounts receivable at December 31, 2016.

Major suppliers are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2017, the Company had no major suppliers comprising more than 10.0% of total purchases. For the year ended December 31, 2016, the Company had one supplier that accounted for approximately 10.2% of total purchases.

The Company provides services almost entirely to customers in the governmental and oil and gas industries and as such, is almost entirely dependent upon the continued activity of such customers.

Specialty Rental Assets

Specialty Rental assets (units, site work and furniture and fixtures comprising lodges) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years with a 25% residual value. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years. Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.

Other Property, Plant, and Equipment

Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labor and

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

any other costs directly attributable to bringing the asset to a working condition for its intended use. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:

Depreciable Lives (in years)
Buildings	5 - 15 years
Machinery and Equipment	3 - 5 years
Furniture and fixtures	7 years
Software	3 years

Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.

Business Combinations

Except as it relates to common control transactions as described in Note 1, business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.

Goodwill

The Company evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination. The Company evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Company’s reporting units’ changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

The Company performs its annual impairment test of goodwill at October 1. In addition, the Company performs impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, the Company considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Company considers the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

Intangible Assets Other Than Goodwill

Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of trade names. The Company calculates fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. An impairment charge would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.

Other intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on an accelerated basis or a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationship assets with lives ranging from 5 to 9 years and a non-compete agreement with a useful life of 5 years. Amortization of intangible assets is included in other depreciation and amortization on the consolidated statements of comprehensive income.

Impairment of Long-Lived Assets

Fixed assets including rental equipment and other property, plant and equipment and amortizable intangible assets are reviewed for impairment as events or changes in circumstances occur indicating that the carrying value of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted cash flows, without interest charges, expected to be generated by the asset group. If future

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

undiscounted cash flows, without interest charges, exceed the carrying amount of an asset, no impairment is recognized. If management determines that the carrying value cannot be recovered based on estimated future undiscounted cash flows, without interest charges, over the shorter of the asset’s estimated useful life or the expected holding period, an impairment loss would be recorded based on the estimated fair value of the asset. No impairment loss with respect to the carrying value of the assets was recorded in 2017 and 2016.

Asset Retirement Obligations

The Company recognizes asset retirement obligations (AROs) related to legal obligations associated with the operation of the Company’s remote accommodation lodges. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Company capitalizes asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in consolidated balance sheets was $1.9 million and $1.8 million as of December 31, 2017 and 2016, respectively.

Foreign Currency Transactions and Translation

The Company’s reporting currency is the US Dollar (USD). Exchange rate adjustments resulting from foreign currency transactions are recognized in profit or loss, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income, a component of member’s equity.

The assets and liabilities of subsidiaries whose functional currency is different from the USD are translated into USD at exchange rates at the reporting date and revenue and expenses are translated using average exchange rates for the respective period.

Foreign exchange gains and losses arising from a receivable or payable to a consolidated Company entity, the settlement of which is neither planned nor anticipated in the foreseeable future, are considered to form part of a net investment in the Company entity and are included within accumulated other comprehensive loss.

Revenue Recognition

The Company derives the majority of its revenue from specialty rentals, specifically lodging and related ancillary services. Revenue is recognized in the period in which specialty rentals are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract term. The Company enters into arrangements with a single deliverable as well as multiple deliverables. For those with multiple deliverables, arrangement consideration is allocated between lodging and services based on the relative estimated selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately, or based upon the best estimate of selling price.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

When lodging and services are billed in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused lodging and services for a specified period beyond the expiration of the contract. The Company recognizes revenue for these paid but unused lodging and services as they are used, as it becomes probable the lodging and services will not be used, or upon expiration of the specified term.

Certain arrangements contain a lease of lodging facilities to customers. The leases are accounted for as an operating lease under the authoritative guidance for leases and is recognized as income using the straight-line method over the term of the lease agreement.

Cost of rental includes leasing costs and other direct costs of maintaining the lodging units. Cost of services includes labor, food, utilities, supplies and other direct costs associated with operating the lodging units. Incremental direct costs of acquiring contracts includes sales commissions which are expensed as incurred and reflected in selling, general and administrative expenses in the consolidated statements of comprehensive income. Additionally, the Company collects sales, use, occupancy and similar taxes, which the Company presents on a net basis (excluded from revenues) in the consolidated statement of comprehensive income.

Income Taxes

The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes, and have historically been included in the U.S. consolidated tax return of its parent, along with certain state and local and foreign incomes tax returns. In preparing the consolidated financial statements, the Company calculated the provision for income taxes by using a “separate return” method. Under this method, the Company assumed it would file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent as applicable. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical return and assesses the need for a valuation allowance on the basis of its projected separate return results. Any difference between the tax provision allocated to the Company under the separate return method and payments to be made to (or received from) WSII, as applicable, for tax expense are treated as either dividends or capital contributions. As a stand-alone entity, the Company’s taxes payable, deferred taxes and effective tax rate may differ significantly from those in the historical periods.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.

In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on uncertain tax positions and income tax penalties within income tax expense. At December 31, 2017 and 2016, the Company had no unrecognized tax benefits.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a tax on global intangible low-taxed income (GILTI) which is a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (BEAT), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

During December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118) which provides guidance on accounting for the Act’s impact. SAB 118 provides a measurement period, which in no case should extend beyond one year from the Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Act under Accounting Standards Codification (ASC) Topic 740.

Per SAB 118, the Company must reflect the income tax effects of the Act in the reporting period in which the accounting under ASC Topic 740 is complete. To the extent the Company’s accounting for certain income tax effects of the Act is incomplete, it can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If the Company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 based on the

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

provisions of the tax laws that were in effect immediately prior to the Act being enacted. If the Company is unable to provide a reasonable estimate of the impacts of the Act in a reporting period, a provisional amount must be recorded in the first reporting period in which a reasonable estimate can be determined.

The Company was able to reasonably estimate certain Act effects in 2017 and, therefore, recorded provisional adjustments associated with the deemed repatriation transition tax and remeasurement of certain deferred tax asset and liabilities.

The Company believes that its deemed repatriation transition tax is zero due to prior earnings and profits deficits. The Company is continuing to gather additional information to complete its accounting for the calculation of the transition tax and expects to complete its accounting within the prescribed measurement period.

The Company was able to reasonably estimate the remeasurement of certain deferred tax asset and liabilities at an initial provisional amount to be $12.1 million of additional income tax expense for the year ended December 31, 2017. The Company is continuing to gather additional information to more precisely compute the amount of the tax expense related to remeasurement. The accounting for this item is not yet complete because judgement is required with respect to the timing and deductibility of certain expenses in the Company’s income tax provision.

Fair Value Measurements

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under US GAAP and is effective for the Company for annual reporting periods beginning after December 15, 2018. Early adoption for nonpublic entities is permitted starting with annual reporting

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

periods beginning after December 15, 2016. The Company plans to adopt the standard beginning in the fourth quarter of 2019 for the year ended December 31, 2019. Topic 606 allows either full or modified retrospective transition, and the Company currently plans to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company will present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Company is currently evaluating the impact that the updated guidance will have on the Company’s financial statements and related disclosures. As part of the evaluation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The Company is still completing this evaluation and has not yet determined the impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company plans to adopt the standard in the fourth quarter of 2020 for the year ended December 31, 2020. Topic 842 requires an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies—(Continued)

In October 2016, the FASB issued guidance which requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Company does not believe the pronouncement will have a material impact on its consolidated financial statements.

In January 2017, the Company elected to early adopt the amendments of ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350), which simplifies the testing for goodwill impairment by eliminating the second step of the two-step goodwill impairment test. Rather a goodwill impairment charge will be measured as the difference between the carrying amount and the fair value of the reporting unit. The Company believes the new method of testing goodwill for impairment is preferable to the old method based on the consistency between the results of the reporting unit level test and the goodwill level test. In addition, the new method should reduce the cost and complexity of evaluating goodwill for impairment. The pronouncement had no material impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of the Act by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Act’s reduction of the U.S. federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the US federal corporate income tax rate in the Act is recognized. The Company does not anticipate a material impact upon adoption.

2. Acquisitions

Acquisition of Iron Horse Ranch

On July 31, 2017, an affiliate of TDR acquired substantially all the assets, and assumed certain liabilities, of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (together, Iron Horse). Iron Horse is a specialty rental provider with four lodges with approximately 1,000 rooms in strategic locations across Texas. The TDR affiliate accounted for the acquisition as a business combination and recorded the assets acquired and liabilities assumed at fair value, on a preliminary basis. Concurrently with the acquisition, the TDR affiliate entered into certain agreements with the Target, pursuant to which the Target leased the Iron Horse properties and provided certain support services to the TDR affiliate and was responsible for the management, operation and oversight of Iron Horse. Target charged the TDR affiliate a management fee of $0.5 million and incurred rent expense

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. Acquisitions—(Continued)

of $3.3 million related to these agreements, through December 15, 2017. On December 15, 2017, the Company purchased 100% of the Membership Interests of the TDR affiliate for an aggregate purchase price of $37.1 million. Iron Horse expands Target’s presence in the Texas Permian Basin. Target and the TDR affiliate are under the control of TDR; TDR is their ultimate parent. As a result of the presence of common control, the Company recorded the net assets acquired from the TDR affiliate at their carrying amount as recorded in the accounts of the TDR affiliate on the date of the purchase of membership interests. The following table summarizes the carrying amount of the assets acquired and liabilities assumed at the acquisition date:

Cash	$616
Other Assets	36
Property, plant and equipment, net	14,720
Goodwill	8,065
Intangible assets, net	14,015
Total Assets	37,452
Other liabilities	(376)
Dividend	78
Total Consideration	$37,154

Iron Horse added $13.1 million and $1.5 million to our sales and pre-tax income, respectively, for 2017.

The following unaudited pro forma information presents consolidated financial information as if Iron Horse had been acquired as of January 1, 2016.

Period	Revenue	Income before taxes
2017 pro forma from January 1, 2017 to December 31, 2017 (Unaudited)	$145,974	$8,994
2016 pro forma from January 1, 2016 to December 31, 2016 (Unaudited)	$170,058	$35,295

The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

The Company recorded the excess of the $37.1 million cash paid to purchase the Iron Horse over the carrying amount of the net assets acquired as a dividend, amounting to $0.1 million.

Intangible assets related to customer relationships were recognized by the TDR affiliate and represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of Iron Horse. The intangible assets acquired by the Company will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination. The useful life is based on a period of expected future cash flow used to measure the fair value of the intangible assets.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. Acquisitions—(Continued)

The purchase price allocation performed by the TDR affiliate resulted in the recognition of $8.1 million of goodwill. The goodwill recognized is attributable to expected revenue synergies generated by the expansion of territory of workforce housing, and costs synergies resulting from the consolidation or elimination of certain functions. All of the goodwill is expected to be deductible for income tax purposes.

The Company has included the results of operations and cash flows of Iron Horse from the date of acquisition by the TDR affiliate as common control existed as of the business combination date. The effects of intra-entity transactions on current assets, current liabilities, revenue and expenses have been eliminated.

3. Specialty Rental Assets, Net

Specialty Rental assets, net at December 31 consisted of the following:

	2017	2016
Specialty rental assets	$315,524	$292,712
Construction-In-Process	3,607	—
Less: accumulated depreciation	(125,345)	(103,093)
Specialty rental assets, net	$193,786	$189,619

Included in specialty rental assets are certain assets under capital leases. The gross cost of specialty rental assets under capital leases was $22.8 million and $18.1 million as of December 31, 2017 and 2016, respectively. The accumulated depreciation related to specialty rental assets under capital leases totaled $5.7 million and $2.4 million as of December 31, 2017 and 2016, respectively. The depreciation expense of these assets is presented in depreciation of specialty rental assets in the consolidated statements of comprehensive income. The net book value of these assets was $17.1 million and $15.5 million as of December 31, 2017 and 2016, respectively.

4. Other Property and Equipment, Net

Other property, plant, and equipment, net at December 31 consisted of the following:

	2017	2016
Land	$5,025	$2,930
Buildings and leasehold improvements	32	1,263
Machinery and Office Equipment	898	851
Software and other	327	335
	6,282	5,379
Less: accumulated depreciation	(679)	(1,091)
Total Other property and equipment, net	$5,603	$4,288

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

4. Other Property and Equipment, Net—(Continued)

Depreciation expense related to other property and equipment was $0.8 million and $0.8 million for the years ended December 31, 2017 and 2016, respectively.

5. Goodwill and Other Intangible Assets, net

As discussed further in Note 2, the Company acquired Iron Horse in December 2017 resulting in the recognition of $8.1 million of goodwill. In connection with the Iron Horse transaction, all goodwill has been allocated to the Permian Basin business segment and reporting unit. There were no impairment losses recorded for the year ended December 31, 2017 and therefore, the Company does not have accumulated impairment as of December 31, 2017.

Intangible assets other than goodwill at December 31 consisted of the following:

	2017
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization
Customer Relationships	7.1	$31,695	$(10,046)	$21,649
Non-compete agreements	0.2	11,400	(11,115)	285
Total		43,095	(21,161)	21,934
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total Intangible Assets other than Goodwill		$59,495	$(21,161)	$38,334

	2016
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization
Customer Relationships	5.1	$21,944	$(12,386)	$9,558
Non-compete agreements	1.2	11,400	(8,835)	2,565
Total		33,344	(21,221)	12,123
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total Intangible Assets other than Goodwill		$49,744	$(21,221)	$28,523

The aggregate amortization expense for intangible assets subject to amortization was $4.9 million and $4.1 million for the years ended December 31, 2017 and 2016, respectively.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

5. Goodwill and Other Intangible Assets, net—(Continued)

The estimated aggregate amortization expense for each of the next five years and thereafter is as follows:

2018	$4,117
2019	3,720
2020	3,720
2021	3,720
2022	2,242
Thereafter	4,415
Total	$21,934

6. Accrued Liabilities

Accrued liabilities at December 31 consisted of the following:

	2017	2016
Accrued expenses	$11,238	$1,198
Employee accrued compensation expense	6,377	2,018
Other accrued liabilities	543	494
Accrued interest due affiliates	621	60
Payables due to affiliate	—	2,498
Total	$18,779	$6,268

7. Notes Due from Affiliates

The Company records interest income on notes due from affiliates based on the stated interest rate in the loan agreement. Interest income of $7.9 million and $5.8 million associated with notes due from affiliates is reflected in interest income, net on the consolidated statements of comprehensive income for the years ended December 31, 2017 and 2016, respectively. The Company does not charge, and therefore does not defer and amortize, loan origination costs on notes due from affiliates. Current interest receivable of $0.5 million and $1.1 million associated with these notes due from affiliates is included in prepaid expenses and other current assets in the consolidated balance sheet at December 31, 2017 and 2016, respectively. Non-current interest receivable of $0 and $2.5 million is included in other non-current assets in the consolidated balance sheets at December 31, 2017 and 2016, respectively.

As discussed in Note 1, certain notes due from affiliates and related accrued interest receivable amounts outstanding prior to the Restructuring of $172.3 million were settled in a non-cash transaction as part of the Restructuring.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

7. Notes Due from Affiliates—(Continued)

Notes due from affiliates at December 31 consisted of the following:

	Interest Rate	Year of Maturity	2017	2016
Total notes due from affiliates	4 - 11%	2017 - 2019	$55,742	$149,129
Less: current maturities			—	(116,394)
Total non-current notes due from affiliates			$55,742	$88,477

8. Debt

The carrying value of debt outstanding at December 31 consisted of the following:

	2017	2016
Capital lease and other financing obligations	$16,977	$27,853
ABL Revolver	1,076	—
Total debt	18,053	27,853
Less: current portion of long-term debt	(15,260)	(10,262)
Total long-term debt	$2,793	$17,591

Capital Lease and Other Financing Obligations

The Company’s capital lease and financing obligations at December 31, 2017, primarily consisted of $15.2 million associated with an equipment financing arrangement, and $1.7 million of capital leases.

The $15.2 million related to the equipment financing agreement is payable monthly and matures in March 2019 and bears interest at 11.1%. Under this agreement, the Company transferred title and ownership of certain lodging units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in March 2019. The agreement was amended in December 2016 for an additional $10.8 million of equipment financing.

The Company’s capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7%.

ABL Facility

The Company participates as a co-borrower in a multicurrency asset-based revolving credit facility (the ABL Revolver). The borrowers participating in the agreement are affiliates of ASG (Borrowers). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of $150 million. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an availability block of $100 million, requires a minimum of $30 million of excess availability, and

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

8. Debt—(Continued)

requires minimum cash, on the last day of the month, of $20 million, shared among all the Borrowers. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a fixed margin of 3.75%. The Company is a guarantor of the obligations of the other borrowers under the credit facility.

The aggregate annual principal maturities of debt and capital lease obligations for each of the next five years, based on contractual terms are listed in the table below. The ABL Revolver with original maturity dates in 2018 now extended to 2023 in connection with the refinancing completed in February 2018, has been classified as long term in the consolidated balance sheet.

2018	$15,260
2019	2,793
2020	—
2021	—
2022	—
Total	$18,053

9. Notes Due to Affiliates

The Company records interest expense on notes due to affiliates based on the stated interest rate in the loan agreement. Interest expense of $0.6 million and $0.1 million associated with notes due to affiliates is reflected in interest expense on the consolidated statements of comprehensive income for the years ended December 31, 2017 and 2016, respectively. Interest payable of $0.3 million associated with these notes due to affiliates is included in accrued liabilities in the consolidated balance sheet at December 31, 2017 and 2016, respectively. As discussed in Note 1, certain notes due from affiliates and related accrued interest receivable amounts outstanding on Target’s books prior to the Restructuring of $171.7 million were settled in a non-cash transaction as part of the Restructuring. The Company issued additional notes of $221 million for the acquisition of Target and $13.5 million as part of the Restructuring.

Notes due to affiliates at December 31 consisted of the following:

	Interest Rate	Date of Maturity	2017	2016
Algeco Scotsman Global Finance Plc	8.75%	December 2024	$221,000	$—
Algeco Scotsman Global S.a.r.l.	8.60%	December 2018	$13,500	$—

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

9. Notes Due to Affiliates—(Continued)

The schedule of future maturities consists of the following:

Year of Maturity	2017
2018	$13,500
2019	—
2020	—
2021	—
2022	—
2023	—
2024	221,000
$234,500

10. Member’s Equity

The following tables sets forth the changes in member’s equity for the years ended December 31, 2017 and 2016:

	2017	2016
Capital Contributions
Current taxes payable	$2,835	$9,295
Deferred taxes on intra-entity transfer	10,372	—
Corporate costs	1,020	1,387
Contribution of chard	4,116	—
Total capital contributions(a)	$18,343	$10,682
Forgiveness of related party receivables and payables, net	(171,747)	—
Other	—	10
Liability transfer from affiliate, net	(9,257)
Distribution to affiliate	(23,561)	—
Net (distributions) contributions to affiliates	$(186,222)	$10,692

(a)         Total capital contributions in 2017 are non-cash financing activities

	2017	2016
Capital Contributions
Capital contributions from affiliates	$125,593	$—
Total capital contributions	$125,593	$—
Affiliate note payable incurred for Target acquisition	(221,000)	—
Cash paid for acquisition of Target	(5,640)	—
Net distributions upon Restructuring	$(101,047)	$—

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

10. Member’s Equity—(Continued)

As discussed in Note 1, the Company offset and extinguished notes with affiliates in a restructuring transaction under common control. Additionally, as part of the Restructuring common control transaction discussed in Note 1, an affiliate note payable was incurred and cash was paid to an affiliate as part of the acquisition of net assets of Target and transaction costs were paid by the Company on behalf of its affiliates, which is reflected in the above schedules as reductions of equity. The acquisition price paid by the Company for Target was approximately $226.6 million in the form of cash of approximately $5.64 million and debt of $221 million. This amount paid by Holdings exceeded the carrying amount of the net assets of Target by approximately $60.7 million. However, for accounting purposes, as Holdings was not formed until September 2017, Target is treated as the predecessor and therefore this transaction was reflected as the receipt by Target of the net assets of Holdings.

As discussed in Note 1, the consolidated statements of comprehensive income include allocations of corporate general and administrative expenses and income taxes related to the Company’s operations that were included in the historical operating results of its parent.

11. Income Taxes

The components of the provision for income taxes for the years ended December 31, 2017 and 2016, are comprised of the following:

	2017	2016
Domestic
Current	$3,706	$9,295
Deferred	21,880	8,356
Foreign
Deferred	(2)	(341)
Total income tax expense	$25,584	$17,310

Income tax results differed from the amount computed by applying the U.S. statutory income tax rate to income before income taxes for the following reasons for the years ended December 31:

	2017	2016
Statutory income tax expense	$9,298	$15,477
State tax expense	531	1,269
Effect of tax rates in foreign jurisdictions	219	101
Change in tax rate	12,064	429
Financing fees	2,608	—
Interest expense	(194)	—
Transaction expense	355	—
Valuation allowances other	752	—
Other	(49)	34
Reported income tax expense	$25,584	$17,310

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

11. Income Taxes—(Continued)

Deferred Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and carryforwards.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2017	2016
Deferred tax assets
Deferred compensation	$163	$519
Deferred revenue	14,465	28,474
Intangible assets	5,826	18,591
Tax loss carryforwards	718	149
Rental equipment and other property, plant, and equipment	1,090	—
Accrueds	1,810	—
Interest	128	—
Other—net	58	512
Deferred tax assets gross	24,258	48,245

	2017	2016
Valuation allowance	(1,025)	(273)
Net deferred income tax asset	23,233	47,972
Deferred tax liabilities
Rental equipment and other plant, property and equipment	—	(13,780)
Deferred tax liability	—	(13,780)
Net deferred income tax asset	$23,233	$34,192

Tax loss carryovers totaled $2.7 million at December 31, 2017, and expire between 2022 and 2037. The availability of these tax losses to offset future income varies by jurisdiction. A valuation allowance has been established against the deferred tax assets to the extent it is not more likely than not they will be realized.

	2017	Expiration	Valuation Allowance
United States	$1,287	2037	0%
Canada	1,142	2022 - 2027	100%
Mexico	299	2022 - 2027	100%
Total	$2,728

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

12. Fair Value

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The Company has assessed that the fair value of cash and short-term deposits, trade receivables, trade payables, bank overdrafts, other current liabilities, notes payable due affiliates, and other debt approximate their carrying amounts largely due to the short-term maturities of these instruments.

The carrying amounts and fair values of financial assets and liabilities, including their level in the fair value hierarchy, are as follows:

	December 31, 2017		December 31, 2016
	Carrying	Fair Value	Carrying	Fair Value
Financial Assets (Liabilities) Not Measured at Fair Value	Amount	Level 2	Amount	Level 2
ABL Revolver (See note 8)	$(1,076)	$(1,076)	$—	$—
Notes due from affiliates (See note 7)	55,742	55,742	149,129	149,129
Notes due to affiliates (See note 9)	(234,500)	(234,500)	(1,992)	(1,992)

There were no transfers of financials instruments between the three levels of the fair value hierarchy during the years ended December 31, 2017 and 2016.

Notes with Affiliates and ABL Revolver

The fair value of the ABL Revolver is primarily based upon observable market data such as market interest rates. The fair value of notes due to and notes due from affiliates are based upon similarly publicly-traded instruments with a readily-available market value as a proxy.

13. Business Restructuring

The company incurred costs associated with restructuring plans designed to streamline operations and reduce costs of $2.2 million (excluding the restructuring liability transferred from affiliate) and $0 million for the years ended December 31, 2017 and 2016 respectively. The following is a summary of the activity in our restructuring accruals for the year ended December 31, 2017.

	Employee termination costs	Other restructuring costs	Total restructuring costs
Balance at December 31, 2016	$—	$—	$—
Restructuring liability transfer from affiliate	1,968	—	1,968
Charges during the period	1,368	812	2,180
Cash payments during the period	(941)	(812)	(1,753)
Balance at December 31, 2017	$2,395	$—	$2,395

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

13. Business Restructuring—(Continued)

Approximately $2.5 million of the above restructuring costs (inclusive of the restructuring liability transfer from affiliate, which was recorded as a distribution to affiliate) relate to the closure of the Baltimore corporate office for Holdings which resulted in downsizing of corporate employees which consist of employee termination costs. As part of the corporate restructuring plans, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees will be recognized over the period from the date of communication to the employee to the actual date of termination. The total amount expected to be incurred in connection with this restructuring is estimated to be approximately $11.2 million, of which, $2.5 million was incurred through December 31, 2017.

Approximately $1.7 million of these restructuring costs for the year ended December 31, 2017 includes $0.8 million associated primarily with lease termination costs for the relocation of the corporate office from Boston, MA to Houston, TX and $0.9 million in employee termination costs related to this office relocation. No further amounts are expected to be incurred in connection with this restructuring.

These restructuring costs pertain to corporate locations and do not impact the segments discussed in Note 18.

14. Involuntary Conversion

One of the Company’s properties in North Dakota incurred flood damage in November 2017. Estimated losses of $1.8 million related to the write-off of the net book value of the damaged portion of the property was recognized as a loss on involuntary conversion for the year ended December 31, 2017. As of December 31, 2017, $0 million in insurance proceeds were received. Of the insurance proceeds expected, $1.8 million was recognized as an insurance receivable and included within prepaid expenses and other assets in the consolidated balance sheet as of December 31, 2017. This insurance receivable of $1.8 million was recorded as an offset to the loss previously discussed within other expense (income), net on the consolidated statements of comprehensive income for the year ended December 31, 2017.

15. Commitments and Contingencies

Commitments

The Company leases certain land, lodging units and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability. Rent expense included in the selling, general, and administrative expenses in the consolidated statements of comprehensive income for cancelable and non-cancelable leases was $8.5 million and $5.1 million for the years ended December 31, 2017 and 2016, respectively.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

15. Commitments and Contingencies—(Continued)

Future minimum lease payments at December 31, 2017, by year and in the aggregate, under non-cancelable operating leases are as follows:

2018	$3,492
2019	1,402
2020	1,107
2021	639
2022	—
Total	$6,640

Contingencies

Legal Claims

The Company is involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material impact on the Company’s financial condition.

16. Rental Income

Certain arrangements contain a lease of lodging facilities (“Lodges”) to customers. During 2014, we entered into a lease for Lodges in Dilley, Texas. That lease was amended in 2016 and expires in 2021. During 2015, we entered into a lease for Lodges in Mentone, Texas. That lease was amended in 2018 and expires in 2022. Rental income from these leases for 2017 was $58.8 million, of which $10.3 million was attributable to the straight-line adjustment. Each Lodge is leased exclusively to one customer and is accounted for as operating lease under the authoritative guidance for leases. Revenue related to these lease arrangements is reflected as rental income in the statement of comprehensive income.

Scheduled future minimum lease payments are as follows:

Year Ended December 31,
2018	$46,570
2019	46,005
2020	46,073
2021	38,090
2022	1,554
Total	$178,292

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

17. Related Parties

The ultimate parent of the Company is ASG, and the ultimate controlling shareholder of ASG and the Company is TDR.

The Company had amounts due to affiliates in the amount of $234.5 million and $1.9 million as of December 31, 2017 and 2016. As further described in Note 1, the net amounts due to affiliates prior to the Restructuring amounting to $171.7 million and were settled in a non-cash transaction as part of the Restructuring.

As more fully described in Notes 7 and 9, the Company had notes receivable and payable to affiliates including accrued interest that were settled in a non-cash transaction as part of the Restructuring.

The Company paid management fees to an affiliate in the amount of $1.9 million and $1.8 million for the years ended December 31, 2017 and 2016, respectively.

As more fully described in Note 1, on November 29, 2017, ASG completed the sale of WSII to an entity controlled by TDR. Prior to completing the sale, ASG conducted a carve-out transaction to carve-out the net assets related to Target and Chard from WSII and incorporated as a new division under Holdings; Chard became a wholly owned subsidiary of Target.

As more fully described in Note 2, on December 15, 2017, the Company purchased Iron Horse from TDR.

As more fully described in Note 8, the Company is a co-borrower and co-guarantor of the obligations of the other borrowers under the ABL credit facility. The other borrowers and guarantors are affiliates of TDR and include Holdings. The total amount outstanding under the ABL at December 31, 2017, was $194 million, which included the $1.1 million included on the Company’s consolidated balance sheets.

In 2017, the Company loaned $2.5 million to officers as retention payments. The loans are forgiven over a four-year period and charged to bonus expense on a straight-line basis as amounts are forgiven. The balance due at December 31, 2017 of $2.3 million is included in notes due from officers in the balance sheets. $0.6 million was recognized as bonus expense in 2017 and is included in selling, general and administrative expense in the consolidated statements of comprehensive income.

The Company is a guarantor of certain secured and unsecured notes payable of ASG. The amount of secured and unsecured notes payable outstanding at December 31, 2017, was $2.1 billion. On February 15, 2018, ASG completed a refinancing of these secured and unsecured notes payable issuing new secured and unsecured notes totaling € 750 million of secured notes payables and $825 million of secured and unsecured notes payable. The notes mature in 2023. The Company remains a guarantor of these secured and unsecured notes payable.

The Company leased modular buildings from WSII to serve one of its customers. The rent expense related to the leasing of the WSII modular buildings amounted to $0.6 million for the years ended December 31, 2017 and 2016, and has been included as a cost of services revenue in the consolidated statements of comprehensive income.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

17. Related Parties—(Continued)

The Company leased a building for its Boston corporate office from a former owner and executive who remains affiliated to the Company. The Company paid the former owner principal and interest payments of $0.8 million and $0.3 million for the years ended December 31, 2017 and 2016, respectively, to occupy the building which was recorded under a capital lease.

18. Business Segments

The Company is organized primarily on the basis of geographic region and customer industry group and operates primarily in three reportable segments. These reportable segments are also operating segments. Resources are allocated, and performance is assessed by our CEO, whom we have determined to be our Chief Operating Decision Maker (CODM). Three of our non-reportable operating segments have been combined and included in an “All Other” category.

The following is a brief description of our reportable segments and a description of business activities conducted by All Other.

The Permian Basin—Segment operations consist primarily of specialty rental with vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in Texas and New Mexico.

The Bakken Basin—Segment operations consist primarily of specialty rental with vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in North Dakota.

Government—Segment operations consist primarily of specialty rental with vertically integrated hospitality services and rental income revenue from customers in the Government located in Texas.

All Other—Segment operations consist primarily of specialty rental with vertically integrated hospitality services revenue from customers in the Oil and Gas industry located outside of the Permian and Bakken Basins.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” for the Company. The Company evaluates the performance of its segments and allocates resources to them based on revenue and gross profit. Gross profit for the CODM’s analysis includes the services and rentals costs in the financial statements and excludes depreciation.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

18. Business Segments—(Continued)

The table below presents information about reported segments for the years ending December 31:

2017

	The Permian Basin	The Bakken Basin	Government	All Other		Total
Revenue	$41,439	$22,351	$66,722	$3,723	(a)	$134,235
Gross profit	$18,175	$9,333	$48,613	$1,389		$77,510
Capital expenditures	$17,808	$460	$84
Assets	$66,783	$82,398	$47,602	$10,005		$206,788

2016

	The Permian Basin	The Bakken Basin	Government	All Other		Total
Revenue	$15,274	$23,738	$101,733	$8,722	(a)	$149,467
Gross profit	$7,478	$8,972	$80,129	858		$97,437
Capital expenditures	$5,281	$361	$295
Assets	$33,038	$92,208	$56,008	$12,653		$193,907

(a)         Revenues from segments below the quantitative thresholds are attributable to three operating segments of the Company and are reported in the “All Other” category previously described.

A reconciliation of total segment gross profit to total consolidated income before income taxes, for the years ended December 31, 2017 and 2016, is as follows:

	December 31, 2017	December 31, 2016
Total reportable segment gross profit	$76,121	$96,579
Other gross profit	1,389	858
Depreciation and amortization	(30,145)	(41,329)
Selling, general, and administrative expenses	(24,337)	(15,793)
Restructuring costs	(2,180)	—
Currency gains, net	91	—
Other income, net	519	392
Interest and other income, net	5,107	3,512
Consolidated income before income taxes	$26,565	$44,219

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

18. Business Segments—(Continued)

A reconciliation of total segment assets to total consolidated assets as of December 31, 2017 and 2016, respectively, are as follows:

	December 31, 2017	December 31, 2016
Total reportable segment assets	$196,783	$181,254
Other assets	10,005	11,220
Corporate assets	666	1,433
Other unallocated amounts	155,671	230,369
Consolidated assets	$363,125	$424,276

Other unallocated assets are not included in the measure of segment assets provided to or reviewed by the CODM for assessing performance and allocating resources, and as such, are not allocated. These unallocated assets consist of the following as reported in the consolidated balance sheets of the Company as of the dates indicated below:

	December 31, 2017	December 31, 2016
Total current assets	$36,071	$132,391
Other intangible assets, net	38,334	28,523
Deferred tax asset	23,233	34,192
Notes due from affiliates	55,742	32,735
Other non-current assets	—	2,528
Notes due from officers	2,291	—
Total other unallocated amount of assets	$155,671	$230,369

Revenues from one customer of the Company’s Government segment represents approximately $66.7 million and $101.7 million of the Company’s consolidated revenues for the years ended December 31, 2017 and 2016, respectively.

Revenues from one customer of the Company’s Permian Basin segment represents approximately $15.5 million of the Company’s consolidated revenues for the year ended December 31, 2017. There were no transactions between reportable operating segments for the years ended December 31, 2017 and 2016, respectively.

The capital expenditure amounts for the Permian Basin in 2017 excludes the impact of the Iron Horse acquisition discussed in Note 2.

19. Subsequent Events

On February 15, 2018, ASG completed a comprehensive refinancing of its capital structure. The refinancing included an amendment to the ABL Revolver to which the Company is co-borrower. The new ABL Revolver principally retains the terms of the previous ABL Revolver but extends the maturity to February 2023 and reduces the availability block to $25 million.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

19. Subsequent Events—(Continued)

On September 7, 2018, the Company entered into a Support Services Agreement with a TDR affiliate company to perform management services for R.L. Signor Holdings, LLC. The services include management and oversight, information technology and computer operations, accounting and finance, specialty rental asset development and construction support and project management, sales and marketing, human resources, payroll and benefits, legal as well as other support services. In return for these services, the Company will receive 6% of total gross revenue collected through the operations of the facilities.

On September 7, 2018 the Company entered into a Facilities Lease Agreement (the Lease) with Arrow BidCo, LLC whereby all of the real property, improvements, modular units, personal property, and equipment of RL Signor Holdings, LLC (and its subsidiaries) was leased to the Company in connection with the Company’s operation of all Signor properties on behalf of Arrow Bidco, LLC. As consideration for Target’s lease of the Signor property, the Company pays monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. Pursuant to the Lease, Target is responsible for all costs related to taxes, insurance, and utilities related to the leased property.

On November 13, 2018, the Company entered into a Merger Agreement between Holdings and another affiliated entity, to effect certain business combination transactions. Pursuant to the terms of the Membership Interest Purchase Agreements, Platinum Eagle, through its wholly-owned subsidiary will acquire all of the issued and outstanding equity interests of the Company and the other affiliated entity, respectively.

The closing of the business combination is subject to the Company’s receipt of gross proceeds of at least $340 million from new debt financing. The closing of the business combination is also subject to certain other conditions, including, among others, (i) approval by the Company’s shareholders of the Membership Interest Purchase Agreements, the business combination and certain other actions related thereto, (ii) the availability of at least $225 million of cash in the Company’s trust account, after giving effect to redemptions of public shares, if any, and (iii) the receipt of consent from the existing lenders of Algeco and certain affiliated entities.

Under the Membership Interest Purchase Agreements, the total amount payable by the Holdco Acquiror will be $1.311 billion, which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses, of which (A) $562 million will be paid in cash (the “Cash Consideration”) and (B) the remaining $749 million will be paid to the Sellers in the form of shares of common stock, par value $0.0001, of Target Hospitality, with (i) 25,800,000 such shares delivered to the Algeco Seller and (ii) 49,100,000 such shares delivered to the affiliated entity pursuant to the respective Membership Interest Purchase Agreements. The Cash Consideration shall come from the following sources: (1) proceeds available from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of at least $340 million; and (3) subject to the prior consent of the Sellers: (x) the proceeds from a private placement of Target Hospitality common stock (the “Equity Offering”) and (y) any additional equity offering to fund the shortfall of any minimum proceeds from the trust (the “Backstop Offering”).

Algeco US Holdings LLC

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

19. Subsequent Events—(Continued)

In November 2018, the Company and its affiliates, extended the due date on the notes that were due in 2018 until October 15, 2019.

During 2017, the Company experienced flood damage at one of their properties as more fully discussed in Note 14. Through October 2018, the Company received insurance proceeds of $4.3 million of which $0.7 million were business interruption insurance.

The Company has evaluated subsequent events through the date of issuance of these financial statements, and determined that, other than those matters disclosed above, no subsequent events had occurred that would require recognition or disclosure in its consolidated financial statements as of and for the year ended December 31, 2017.